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         Opinion of Zellermayer, Pelossof & Co. as to the Validity
                         of the Ordinary Shares





June 15, 2004

Given Imaging Ltd.
13 Ha'Yetzira Street
Yoqneam 20692
Israel

RE: REGISTRATION STATEMENT ON FORM F-3

Ladies and Gentlemen:

We have acted as Israeli counsel for Given Imaging Ltd., an Israeli company
(the "Company"), in connection with the preparation of a registration statement on Form F-3 (Reg. No. 333-115823) (the "Registration Statement") pursuant to the U.S. Securities Act of 1933, as amended (the "Act"), to be filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with:

i) A proposed underwritten public offering of (a) 1,500,000 ordinary shares, nominal value NIS 0.05 per share (each, an "Ordinary Share"), by the Company (the "Company Shares"), and (b) 1,005,000 Ordinary Shares by certain selling shareholders (the "Selling Shareholders") as set forth in the Registration Statement (the "Shareholder Underwriten Shares"); and

ii) Up to an additional 375,750 Ordinary Shares by the Selling Shareholders (the "Shareholder Option Shares" and, together with the Shareholder Underwritten Shares, the "Shareholder Shares"), if the several underwriters (the "Underwriters") elect to exercise an over-allotment option contemplated to be granted to the Underwriters by certain shareholders of the Company.

The sale of the Company Shares and the Shareholder Shares to the underwriters is expected to be subject to certain terms and conditions set forth in an underwriting agreement contemplated to be entered into among the Company, the underwriters and the Selling Shareholders.

You have asked us to render our opinion as to the matters hereinafter set forth herein.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents provided to us by the Company as we have deemed necessary as a basis for this opinion. In our examination we have assumed the legal capacity of all natural persons, the existence of and authorization by all non-natural persons



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(other than the Company), the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to relevant facts material to our opinion, we have relied, without any independent investigation or verification, upon written or oral statements of officers and other representatives of the Company and certificates of public officials.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel. Based upon and subject to the foregoing, we are of the opinion that insofar as Israeli law is concerned:

1. The Company Shares have been duly authorized and, when issued and sold against payment therefor as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

2. The Shareholder Shares have been duly authorized, and are legally issued, fully paid and nonassessable, or, where applicable, will be legally issued, fully paid and nonassessable upon payment of the exercise price thereof.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement, and to the use of our name wherever appearing in the Registration Statement in connection with Israeli law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                            Very truly yours,


                                            /s/ Zellermayer Pelossof & Co.

                                            ZELLERMAYER PELOSSOF & CO., ADV.




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